InnerWorkings Announces Record First Quarter 2012 Results

Major New Enterprise Wins Contribute to Increase in Revenue Guidance

CHICAGO, IL May 3, 2012 — InnerWorkings, Inc. (NASDAQ: INWK), a leading global marketing supply chain company, today reported results for the three months ended March 31, 2012.

Quarterly Highlights:

•	Record revenue of $188.5 million, an increase of 30% compared to $145.2 million in the first quarter of 2011. Organic revenue growth in the quarter was 21%.

•	Two of the contracts signed in the quarter are expected to become the Company’s largest enterprise relationships.

•	Non-GAAP Adjusted EBITDA was $9.6 million, an increase of 31% compared to $7.3 million in the year-earlier period. Please refer to the non-GAAP reconciliation table below for more information.

•	Net income was $3.7 million, an increase of 32% compared to $2.8 million in the year-earlier period. Excluding proceeds from the sale of Echo Global Logistics stock in both periods, earnings per diluted share in the first quarter of 2012 were $0.07 compared to $0.05 per diluted share in the first quarter of 2011.

•	Year-over-year enterprise revenue growth of 35% and transactional revenue growth of 15%. Revenue from new enterprise accounts was a record $23.2 million in the first quarter.

•	Amended credit facility, which lowered borrowing costs, increased the line of credit to $150 million and extended the maturity date to August 2015.

"Our business momentum continues to grow, as we delivered record revenue for the sixth consecutive quarter, were awarded what we expect to be our two largest ever enterprise contracts and raised our revenue guidance for the year,” said Eric D. Belcher, chief executive officer of InnerWorkings. “The investments we are making to win large global print management contracts and gain share in the middle market are driving the innovation curve in our industry."

Additional first quarter 2012 financial and operational highlights include the following:

•	79% of the Company's revenue was generated from sales to enterprise clients, with the remaining 21% derived from transactional clients.

•	As of March 31, 2012, the Company had an outstanding balance of $71.4 million on its newly amended $150 million bank credit facility and retained cash and short-term investments of $16.6 million.

"We continued to execute effectively against our goals, generating strong operational and financial results,” said Joseph M. Busky, chief financial officer of InnerWorkings. "We also amended our credit facility, which lowers our borrowing costs by 20%, and also provides the Company with additional liquidity to continue growing the business.”

Outlook

The Company is raising its 2012 revenue guidance to $780 million to $810 million from $770 million to $800 million. 2012 earnings per share guidance remains in its previously announced range of $0.42 to $0.45.

Conference Call

A conference call will be broadcast live on Thursday, May 3, 2012, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

To access the conference call by telephone, interested parties may dial (877) 771-7024. Interested parties are also invited to listen to the live webcast by visiting the Investor "Events & Presentations" section of InnerWorkings' website at investor.inwk.com/events.cfm. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,100 individuals, and maintains 44 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

Non-GAAP Financial Measure

This press release includes the following financial measure defined as a "non-GAAP financial measure" by the Securities and Exchange Commission: non-GAAP adjusted EBITDA. We believe that Non-GAAP Adjusted EBITDA provides useful information to investors because it provides information about the estimated financial performance of the Company's ongoing business. Non-GAAP Adjusted EBITDA is used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Adjusted EBITDA may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see "Reconciliation to Non-GAAP Adjusted EBITDA” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

CONTACT:

Scott Kozak

InnerWorkings, Inc.

(312) 642-3700

skozak@inwk.com

SOURCE: InnerWorkings, Inc.

Consolidated Statements of Income

	Three Months Ended March 31,
	2011	2012
Revenue	$145,180,692	$188,546,402
Cost of goods sold	111,852,782	147,153,019
Gross profit	33,327,910	41,393,383
Operating expenses:
Selling, general, and administrative expenses	26,990,237	33,083,264
Depreciation and amortization	2,422,045	2,444,096
Income from operations	3,915,628	5,866,023
Total other income (expense)	386,628	(260,388)
Income before taxes	4,302,256	5,605,635
Income tax expense	1,511,904	1,917,947
Net income	$2,790,352	$3,687,688

Basic earnings per share	$0.06	$0.08
Diluted earnings per share	$0.06	$0.07

Weighted average shares outstanding, basic	46,128,025	47,193,327
Weighted average shares outstanding, diluted	48,339,024	50,013,569

Consolidated Balance Sheets

	December 31,	March 31,
	2011	2012

Cash and cash equivalents	$13,219,385	$15,665,972
Short-term investments	1,129,757	888,897
Accounts receivable, net of allowance for doubtful accounts	124,678,502	146,807,088
Unbilled revenue	28,318,751	30,883,113
Inventories	14,201,606	12,198,821
Prepaid expenses	11,066,451	10,696,763
Other current assets	15,873,386	26,454,173
Total long-term assets	249,165,348	250,731,846
Total assets	$457,653,186	$494,326,673

Accounts payable-trade	$102,245,865	$119,531,508
Other current liabilities	46,135,672	43,690,982
Revolving credit facility	60,000,000	71,400,000
Other long-term liabilities	67,769,862	67,684,309
Total stockholders' equity	181,501,787	192,019,874
Total liabilities and stockholders' equity	$457,653,186	$494,326,673

Cash Flow Data

	Three Months Ended March 31,
	2011	2012
Net cash provided by (used in) operating activities	7,050,787	(7,472,638)
Net cash used in investing activities	(6,070,325)	(3,189,117)
Net cash provided by financing activities	519,668	12,886,424
Effect of exchange rate changes on cash and cash equivalents	127,224	221,918
Increase in cash and cash equivalents	1,627,354	2,446,587
Cash and cash equivalents, beginning of period	5,259,272	13,219,385
Cash and cash equivalents, end of period	$6,886,626	$15,665,972

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2011	2012

Operating Income	$3,915,628	$5,866,023
Depreciation and amortization	2,422,045	2,444,096
Stock based compensation	941,362	1,047,645
Change in fair Value of contingent consideration	-	200,141
Adjusted EBITDA	$7,279,035	$9,557,905